RESIGNATION

To the Board of Directors of

Z Yachts, Inc.

a Nevada corporation

The undersigned, being an officer and director of the above-named corporation (Chief Executive Officer, President and a director), does hereby resign from all positions as an officer and director effective as of July 26, 2008.

Dated as of July 26, 2008

/s/ James G. Weller

    James G. Weller